Investor Relations Contact:
Michael Picariello, Commvault
732-728-5380
ir@commvault.com

Media Relations Contact:
Leo Tignini, Commvault
732-728-5378
ltignini@commvault.com

Commvault Announces Fiscal 2019 Second Quarter Financial Results
-- Continued strong growth of repeatable revenues, up 22% Y-o-Y --
-- Subscription and Utility Annual Contract Value (ACV) Grew over 90% Y-o-Y to $76 million --
-- Significant Y-o-Y improvement in earnings and cash flows from Commvault Advance initiatives --

Second Quarter Highlights Include:

Second quarter
GAAP Results:
Revenues	$169.1 million
Income from Operations (EBIT)	$1.0 million
EBIT Margin	0.6%
Diluted Earnings Per Share	$0.02

Non-GAAP Results:
Income from Operations (EBIT)	$25.1 million
EBIT Margin	14.8%
Diluted Earnings Per Share	$0.40

Tinton Falls, N.J. – October 30, 2018 – Commvault [NASDAQ: CVLT] today announced its financial results for the second quarter ended September 30, 2018.

N. Robert Hammer, Commvault’s Chairman, President and CEO stated, "During the quarter, we completed the majority of the operational initiatives of our Commvault Advance transformation. Our second quarter financial results partly reflect the temporary disruption from the implementation of these changes. These in-quarter actions were critical to implement our transformation strategy and, as a result, most of the major changes have now been completed and our entire company is focused on go-forward execution. The actions we took to align our cost structure were evidenced in the 61% year-over-year growth in Non-GAAP operating income.” Hammer added, “Now that the foundation of Commvault Advance is largely in place, we believe we are seeing increased momentum as our channel strategy, go-to-market initiatives and alliance partnerships are starting to show positive traction.”

Total revenues for the second quarter of fiscal 2019 were $169.1 million, an increase of 1% year-over-year, and a decrease of 4% sequentially. Software and products revenue was $69.5 million, a decrease of 3% year-over-year, and 7% sequentially. Subscription software and product revenue comprised a record 43% of total software and products revenue, an increase of 136% year-over-year. Subscription and utility annual contract value (ACV) grew over 90% year-over-year to approximately $76 million. See Table IV for information and explanations of ACV.

Services revenue in the quarter was $99.6 million, an increase of 4% year-over-year and a decrease of 2% sequentially.

On a GAAP basis, income from operations (EBIT) was $1.0 million for the second quarter compared to a loss of $4.7 million in the prior year. These second quarter GAAP results in fiscal 2019 included $6.1 million of expenses related to a non-routine shareholder matter, a litigation settlement and restructuring. These expenses have been excluded from our non-GAAP results and are further discussed in Table IV. Non-GAAP EBIT was $25.1 million in the quarter compared to $15.6 million in the prior year, an increase of 61%.

For the second quarter of fiscal 2019, Commvault reported a GAAP net income of $0.9 million, or $0.02 per diluted share. Non-GAAP net income for the quarter was $19.1 million, or $0.40 per diluted share.

Operating cash flow totaled $17.8 million for the second quarter of fiscal 2019 compared to $9.7 million in the prior year quarter. Total cash and short-term investments were $484.1 million as of September 30, 2018 compared to $462.4 million as of March 31, 2018.

During the second quarter of fiscal 2019, Commvault repurchased approximately 201,000 shares of its common stock totaling $13.3 million. On October 18, 2018, the Board of Directors authorized an increase to the repurchase program so that $200 million was available for ongoing repurchases and they extended the expiration date of the program to March 31, 2020.

A reconciliation of GAAP to non-GAAP results has been provided in Financial Statement Table IV included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Recent Business Highlights

Innovation on Display at Commvault GO in Nashville

Aligned with the key foundational emphasis of Commvault Advance – to keep the company’s innovation front and center – Commvault successfully delivered another sold-out customer event at Commvault GO earlier this month. The event showcased innovation with announcements made possible by the Commvault Advance initiatives on product and go-to-market organizational focus. Announcements included:

• A new industry-benchmark user interface known as Commvault Command Center;

• The launch of as-a-service options for the company’s hallmark Commvault Complete Backup & Recovery Product

• An expanded portfolio of appliances including a new larger scale-out appliance for large enterprise and managed service providers, and a smaller backup appliance for remote and small offices;

• Expanded relationships with partners NetApp and Hewlett-Packard Enterprise; and

• A differentiated offering with Commvault Activate to help customers solve a CIO priority to discover and know their data across their environments.

“In summary, the announcements and information shared with IDC at Commvault GO left us feeling positive about Commvault's progress,” said Archana Venkatraman, Research Manager, and Phil Goodwin, Research Director, Storage Systems and Software, IDC – a leading industry analyst firm. “In conversations with IDC, many of Commvault’s customers iterated the benefit of simplification, consolidation, and analytics that the platform offers. What differentiates Commvault is that its commitment and focus across multiple geographies including Europe and Asia are on par with its North American focus. This was evident in Commvault's strategies around European regulations such as GDPR and its cognizance of Ali cloud and Asian regulatory dynamics. The vendor's frank discussion about its strategic direction, combined with ongoing commitment to its new product architecture and pricing, and the potential of new products like Commvault Complete Backup and Recovery as a Service, were all positive developments,” he said. “Looking forward, Commvault's ability to slowly increase its indirect and partner-driven sales revenue, combined with its ability to gain share in the mid-market, will be important, quantitative signs of success. In conclusion, GO 2018 presented us with a self-assured and driven Commvault. If the vendor maintains this drive with its developers, customers, and regional teams, Commvault will be able to scale its business to new levels.” The analyst comments are part of a comprehensive IDC Perspective, entitled “Commvault GO 2018 Highlights.”

“Commvault GO reinforced the power of partnership and how true tech industry leaders don’t just deliver you the technology you need to realize your business objectives,” said Barry Hubbard, Senior Director of Global Infrastructure at TiVo. “They work with you to understand these business objectives, and invest time and resources in helping you determine how to best use both their own technology and other technologies to realize these objectives. That’s what Commvault has done with TiVo. By collaborating with us on our strategic initiatives, we have been able to determine how we can better activate our data so we can provide our customers with information they can use to build even more meaningful relationships with their audiences.”

Customer Business Validates Commvault Value Proposition

Commvault today also announced a list of new and existing customers who had purchased products and/or services from Commvault during its fiscal second quarter, across many industry segments and geographies from around the world:

Ace Hardware Corporation
B. Riley
Banner Bank

BriteSky
Cisco Systems Inc.
City of Kent
Cork County Council
Essilor
Fnz Ltd.
Gaylord Hospital
Hunter Douglas
International Christian Hospital
JFK Medical Center
L.L. Bean, Inc.
Medical College of Wisconsin
Metropolitan Atlanta Rapid Transit Authority
Milliken & Company
Mitchell International
Neixar Systems
Haitian International
Ningbo International Logistics Development Company Ltd.
Parkland Fuel Corporation
PresiCarre Corporation
Rochester Regional Health
Sony Network Communications, Inc.
Swinerton Incorporated
Synthos Group S.A.
U.S. Dept. of Commerce
US Army
US Department of the Treasury
WEG
Western Maryland Health System
WINOV Solucoes em Tecnologia SA

Use of Non-GAAP Financial Measures
Commvault has provided in this press release the following non-GAAP financial measures: non-GAAP income from operations, non-GAAP income from operations margin, non-GAAP net income, and non-GAAP diluted earnings per share. This selected financial information has not been prepared in accordance with GAAP. Commvault uses these non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, Commvault believes these non-GAAP operating measures are useful to investors, when used as a supplement to GAAP financial measures, in evaluating Commvault’s ongoing operational performance. Commvault believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Commvault’s industry, many of which present similar non-GAAP financial measures to the investment community. Commvault has also provided software and products, services and total revenues on a constant currency basis. Commvault analyzes revenue growth on a constant currency basis in order to provide a comparable framework for assessing how the business performed excluding the effect of foreign currency fluctuations. Finally, Commvault has provided free cash flow, which Commvault uses to measure the amount of cash flow the business is generating after capital expenditures.

All of these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for or superior to, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided in Table IV included in this press release.

Non-GAAP income from operations and non-GAAP income from operations margin. These non-GAAP financial measures exclude noncash stock-based compensation charges and additional FICA and related payroll tax expense incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards. In fiscal 2019 Commvault also excluded restructuring, costs related to a non-routine shareholder matter and costs associated with a non-routine legal settlement from its non-GAAP results. These expenses are further discussed in Table IV. Commvault believes that these non-GAAP financial measures are useful metrics for management and investors because they compare Commvault’s core operating results over multiple periods. When evaluating the performance of Commvault’s operating results and developing short and long term plans, Commvault does not consider such expenses. Although noncash stock-based compensation and the additional FICA and related payroll tax expenses are necessary to attract and retain employees, Commvault places its primary emphasis on stockholder dilution as compared to the accounting charges related to such equity compensation plans. In addition, because of the varying available valuation methodologies, subjective assumptions such as volatility, which are outside of Commvault’s control and the variety of awards that companies can issue, Commvault believes that providing non-GAAP financial measures that exclude noncash stock-based compensation expense and the additional FICA and related payroll tax expenses incurred on stock option exercises and vesting of restricted stock awards allow investors to make meaningful comparisons between Commvault’s operating results and those of other companies.

There are a number of limitations related to the use of non-GAAP income from operations and non-GAAP income from operations margin. The most significant limitation is that these non-GAAP financial measures exclude certain operating costs, primarily related to noncash stock-based compensation, which is of a recurring nature. Noncash stock-based compensation has been, and will continue to be for the foreseeable future, a significant recurring expense in Commvault’s operating results. In addition, noncash stock-based compensation is an important part of Commvault’s employees’ compensation and can have a significant impact on their performance. Lastly, the components Commvault excludes in its non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP financial measures.

Commvault’s management generally compensates for limitations described above related to the use of non-GAAP financial measures by providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Further, Commvault management uses non-GAAP financial measures only in addition to, and in conjunction with, results presented in accordance with GAAP.

Non-GAAP net income and non-GAAP diluted EPS. Non-GAAP net income excludes noncash stock-based compensation, the additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards. In fiscal 2019 Commvault also excluded restructuring, costs related to a non-routine shareholder matter and costs associated with a non-routine legal settlement from its non-GAAP results. These expenses are further discussed in Table IV. In addition, non-GAAP net income and non-GAAP diluted EPS incorporate a non-GAAP effective tax rate of 27% in fiscal 2019 and 37% in fiscal 2018.

Commvault anticipates that in any given period its non-GAAP tax rate may be either higher or lower than the GAAP tax rate as evidenced by historical fluctuations. The GAAP tax rates in recent fiscal years were not meaningful percentages due to the dollar amount of GAAP pre-tax income. For the same reason as the GAAP tax rates, the estimated cash tax rates in recent fiscal years are not meaningful percentages. Estimated cash taxes for fiscal 2018 were approximately $6 million. Estimated cash taxes for fiscal 2019 are expected to be $10 million and relate primarily to Commvault's international operations. Commvault defines its cash tax rate as the total amount of cash income taxes payable for the fiscal year divided by consolidated GAAP pre-tax income. Over time, Commvault believes its GAAP and cash tax rates will align. Commvault measured itself to non-GAAP tax rates of 37% in fiscal 2018 and will measure itself to a non-GAAP tax rate of 27% in fiscal 2019. The reduction in the rate is the result of U.S. corporate tax reform.

Commvault considers non-GAAP net income and non-GAAP diluted EPS useful metrics for Commvault management and its investors for the same basic reasons that Commvault uses non-GAAP income from operations and non-GAAP income from operations margin. In addition, the same limitations as well as management actions to compensate for such limitations described above also apply to Commvault’s use of non-GAAP net income and non-GAAP EPS.

Conference Call Information
Commvault will host a conference call today, October 30, 2018, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss its financial results. To access this call, dial 844-742-4247 (domestic) or 661-378-9470 (international). The live webcast, which will include slides that will be discussed as part of Commvault’s prepared remarks on the results of its recent operating review, can be accessed under the "Events" section of Commvault's website. An archived webcast of this conference call will also be available following the call.

About Commvault
Commvault is a recognized global leader in enterprise backup, recovery, and data management across any hybrid environment. Commvault’s converged data management solution redefines what backup means for the progressive enterprise through solutions that protect, manage and use their most critical asset — their data. Commvault software, solutions and services are available from the company and through a global ecosystem of trusted partners. Commvault employs more than 2,500 highly-skilled individuals across markets worldwide, is publicly traded on NASDAQ (CVLT), and is headquartered in Tinton Falls, New Jersey in the United States. To learn more about Commvault visit www.commvault.com

Safe Harbor Statement
This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions, outcome of litigation and others. For a discussion of these and other risks and uncertainties affecting Commvault's business, see "Item IA. Risk Factors" in our annual report in Form 10-K and "Item 1A. Risk Factors" in our most recent quarter report in Form 10-Q. Statements regarding Commvault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements. The development and timing of any product release as well as any of its features or functionality remain at our sole discretion.

1999-2018 Commvault Systems, Inc. All rights reserved. Commvault, Commvault and logo, the "C hexagon" logo, Commvault Systems, Solving Forward, SIM, Singular Information Management, Simpana, Commvault OnePass, Commvault Galaxy, Commvault Edge, Unified Data Management, QiNetix, Quick Recovery, QR, CommNet, GridStor, Vault Tracker, InnerVault, Quick Snap, QSnap, Recovery Director, CommServe, CommCell, IntelliSnap, ROMS, APSS, CommvaultGO, CommValue, Commvault HyperScale, ScaleProtect, Commvault Activate, Commvault Orchestrate, Commvault Complete are trademarks or registered trademarks of Commvault Systems, Inc. All other third party brands, products, service names, trademarks, or registered service marks are the property of and used to identify the products or services of their respective owners. All specifications are subject to change without notice.

Table I

Commvault Systems, Inc.

Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Software and products	$69,504	$72,020	$144,554	$146,781
Services	99,574	96,120	200,701	187,331
Total revenues	169,078	168,140	345,255	334,112
Cost of revenues:
Software and products	5,049	1,086	9,169	1,891
Services	21,824	22,181	45,310	43,037
Total cost of revenues	26,873	23,267	54,479	44,928
Gross margin	142,205	144,873	290,776	289,184
Operating expenses:
Sales and marketing	89,494	100,595	187,110	200,504
Research and development	24,507	22,925	49,301	45,470
General and administrative	24,004	23,620	46,546	47,471
Restructuring	494	—	8,389	—
Depreciation and amortization	2,700	2,388	5,233	4,755
Total operating expenses	141,199	149,528	296,579	298,200
Income (loss) from operations	1,006	(4,655)	(5,803)	(9,016)
Interest income	1,148	539	2,039	972
Interest expense	—	(234)	—	(466)
Equity in loss of affiliate	—	(162)	—	(123)
Income (loss) before income taxes	2,154	(4,512)	(3,764)	(8,633)
Income tax expense (benefit)	1,263	(3,502)	3,912	(7,339)
Net income (loss)	$891	$(1,010)	$(7,676)	$(1,294)
Net income (loss) per common share:
Basic	$0.02	$(0.02)	$(0.17)	$(0.03)
Diluted	$0.02	$(0.02)	$(0.17)	$(0.03)
Weighted average common shares outstanding:
Basic	45,880	45,598	45,666	45,364
Diluted	47,798	45,598	45,666	45,364

Table II

Commvault Systems, Inc.

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	March 31,
	2018	2018
ASSETS
Current assets:
Cash and cash equivalents	$353,181	$330,784
Short-term investments	130,919	131,637
Trade accounts receivable	137,338	162,119
Other current assets	21,034	22,248
Total current assets	642,472	646,788

Property and equipment, net	126,292	128,612
Deferred commissions cost	32,290	33,092
Other assets	8,981	10,150
Total assets	$810,035	$818,642

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$349	$761
Accrued liabilities	71,431	82,299
Deferred revenue	223,192	241,113
Total current liabilities	294,972	324,173

Deferred revenue, less current portion	92,514	84,661
Deferred tax liabilities, net	2,304	2,430
Other liabilities	3,100	3,314

Total stockholders’ equity	417,145	404,064
Total liabilities and stockholders’ equity	$810,035	$818,642

Table III

Commvault Systems, Inc.

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017
Cash flows from operating activities
Net income (loss)	$891	$(1,010)	$(7,676)	$(1,294)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,013	2,795	6,072	5,567
Noncash stock-based compensation	17,750	19,821	35,754	39,385
Deferred income taxes	(168)	(1,459)	(273)	(2,789)
Equity in loss of affiliate	—	162	—	123
Amortization of deferred commissions cost	4,301	3,738	8,916	8,339
Changes in operating assets and liabilities:
Trade accounts receivable	12,823	1,342	21,495	12,439
Other current assets and Other assets	1,965	(3,553)	4,884	(12,778)
Deferred commissions cost	(3,824)	(3,904)	(8,866)	(7,514)
Accounts payable	(6)	(268)	(382)	60
Accrued liabilities	(11,798)	(8,033)	(13,736)	(19,109)
Deferred revenue	(7,094)	(5)	(3,796)	7,413
Other liabilities	(93)	59	138	(224)
Net cash provided by operating activities	17,760	9,685	42,530	29,618
Cash flows from investing activities
Purchase of short-term investments	(54,267)	(33,102)	(65,519)	(77,174)
Proceeds from maturity of short-term investments	33,102	33,310	66,237	66,609
Purchase of property and equipment	(477)	(1,160)	(3,998)	(2,634)
Net cash used in investing activities	(21,642)	(952)	(3,280)	(13,199)
Cash flows from financing activities
Repurchase of common stock	(13,288)	(11,259)	(38,303)	(11,259)
Proceeds from stock-based compensation plans	16,228	11,165	29,626	16,735
Net cash provided by (used in) financing activities	2,940	(94)	(8,677)	5,476
Effects of exchange rate — changes in cash	2,211	5,170	(8,176)	11,945
Net increase in cash and cash equivalents	1,269	13,809	22,397	33,840
Cash and cash equivalents at beginning of period	351,912	349,522	330,784	329,491
Cash and cash equivalents at end of period	$353,181	$363,331	$353,181	$363,331

Table IV

Commvault Systems, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures and Other Financial Information
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017
Non-GAAP financial measures and reconciliation:
GAAP income (loss) from operations	$1,006	$(4,655)	$(5,803)	$(9,016)
Noncash stock-based compensation (1)	17,446	19,821	34,540	39,385
FICA and payroll tax expense related to stock-based compensation (2)	520	440	1,603	1,093
Restructuring (3)	494	—	8,389	—
Non-routine shareholder matters (4)	4,206	—	7,755	—
Litigation settlement (5)	1,400	—	1,400	—
Non-GAAP income from operations	$25,072	$15,606	$47,884	$31,462

GAAP net income (loss)	$891	$(1,010)	$(7,676)	$(1,294)
Noncash stock-based compensation (1)	17,446	19,821	34,540	39,385
FICA and payroll tax expense related to stock-based compensation (2)	520	440	1,603	1,093
Restructuring (3)	494	—	8,389	—
Non-routine shareholder matters (4)	4,206	—	7,755	—
Litigation settlement (5)	1,400	—	1,400	—
Equity in loss of affiliate (6)	—	162	—	123
Non-GAAP provision for income taxes adjustment (7)	(5,816)	(9,389)	(9,567)	(19,167)
Non-GAAP net income	$19,141	$10,024	$36,444	$20,140

Diluted weighted average shares outstanding (8)	47,798	48,186	47,770	47,888
Non-GAAP diluted net income per share	$0.40	$0.21	$0.76	$0.42

	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017
Subscription and Utility Software and Related Support Services	$34,370	$14,396	$63,440	$34,704
Recurring Support and Services	85,969	84,384	173,447	163,881
Total repeatable revenue	$120,339	$98,780	$236,887	$198,585
Percentage of Total Revenues	71%	59%	69%	59%

Perpetual software and product revenue	$39,766	$59,440	$89,366	$116,596
Other professional services	8,973	9,920	19,002	18,931
Total non-repeatable revenue	$48,739	$69,360	$108,368	$135,527
Percentage of Total Revenues	29%	41%	31%	41%

Total Revenue (9)	$169,078	$168,140	$345,255	$334,112

	Measures at period ending ($000s)
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018
Subscription and Utility Annual Contract Value (10)	$30,000	$38,000	$39,000	$43,000	$54,000	$64,000	$76,000

	Three Months Ended September 30, 2018
	Americas	EMEA	APAC	Total
Software and Products Revenue	$41,376	$17,526	$10,602	$69,504
Customer Support Revenue	59,675	20,443	9,489	89,607
Professional Services	5,489	2,705	1,773	9,967
Total Revenue	$106,540	$40,674	$21,864	$169,078

	Three Months Ended September 30, 2017
	Americas	EMEA	APAC	Total
Software and Products Revenue	$40,704	$21,049	$10,267	$72,020
Customer Support Revenue	58,205	18,625	8,947	85,777
Professional Services	5,965	2,759	1,619	10,343
Total Revenue	$104,874	$42,433	$20,833	$168,140

	Six Months Ended September 30, 2018
	Americas	EMEA	APAC	Total
Software and Products Revenue	$83,492	$39,551	$21,511	$144,554
Customer Support Revenue	120,101	40,802	19,110	180,013
Professional Services	11,274	5,931	3,483	20,688
Total Revenue	$214,867	$86,284	$44,104	$345,255

	Six Months Ended September 30, 2017
	Americas	EMEA	APAC	Total
Software and Products Revenue	$80,715	$44,821	$21,245	$146,781
Customer Support Revenue	114,394	35,736	17,537	167,667
Professional Services	10,826	5,304	3,534	19,664
Total Revenue	$205,935	$85,861	$42,316	$334,112

	Three Months Ended September 30, 2018		Six Months Ended September 30, 2018
	Sequential	Year Over Year	Year Over Year
Non-GAAP software and products revenue reconciliation
GAAP software and products revenue	$69,504	$69,504	$144,554
Adjustment for currency impact	718	1,289	85
Non-GAAP software and products revenue on a constant currency basis (11)	$70,222	$70,793	$144,639

	Three Months Ended September 30, 2018		Six Months Ended September 30, 2018
	Sequential	Year Over Year	Year Over Year
Non-GAAP services revenue reconciliation
GAAP services revenue	$99,574	$99,574	$200,701
Adjustment for currency impact	1,147	1,325	(508)
Non-GAAP services revenue on a constant currency basis (11)	$100,721	$100,899	$200,193

	Three Months Ended September 30, 2018		Six Months Ended September 30, 2018
	Sequential	Year Over Year	Year Over Year
Non-GAAP total revenue reconciliation
GAAP total revenues	$169,078	$169,078	$345,255
Adjustment for currency impact	1,865	2,614	(423)
Non-GAAP total revenues on a constant currency basis (11)	$170,943	$171,692	$344,832

	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017

Non-GAAP free cash flow reconciliation:
Net cash provided by operating activities	$17,760	$9,685	$42,530	$29,618
Purchase of property and equipment	(477)	(1,160)	(3,998)	(2,634)
Purchases for corporate campus headquarters (12)	—	—	1,855	—
Non-GAAP free cash flow	$17,283	$8,525	$40,387	$26,984

Footnotes - Adjustments

1. Represents noncash stock-based compensation charges associated with stock options, restricted stock units granted and our Employee Stock Purchase Plan. Those amounts are represented as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017
Cost of services revenue	$756	$751	$1,512	$1,502
Sales and marketing	9,071	8,984	18,595	18,424
Research and development	2,274	2,070	4,489	4,140
General and administrative	5,345	8,016	9,944	15,319
Stock-based compensation expense	$17,446	$19,821	$34,540	$39,385

In the three and six months ended September 30, 2018, the table above excludes $304 and $1,214, respectively, if stock-based compensation expense related to the Company's restructuring activities described below in footnote

2.  Represents additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards.

3. In fiscal 2019 Commvault initiated a restructuring plan to increase efficiency in its sales, marketing and distribution functions as well as reduce costs across all functional areas. These restructuring charges relate primarily to severance and related costs associated with headcount reductions. Restructuring includes $304 and $1,214 of stock-based compensation for the three and six months ended September 30, 2018, respectively, related to modifications of awards granted to former employees. Management believes, when used as a supplement to GAAP results, that the exclusion of these charges will better help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

4. During fiscal 2019 Commvault incurred costs related to a non-routine shareholder matter. The costs are for professional fees related to the settlement agreement with the shareholder and consulting fees incurred with the operational review which was agreed to as part of the settlement. Management believes, when used as a supplement to GAAP results, that the exclusion of these costs will better help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

5. During the second quarter of fiscal 2019 Commvault incurred costs related to a litigation settlement. Management believes, when used as a supplement to GAAP results, that the exclusion of these costs will help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

6. Represents Commvault's share of income or loss from its investment in Laitek, Inc.

7. The provision for income taxes is adjusted to reflect Commvault’s estimated non-GAAP effective tax rate of 27% in fiscal 2019 and 37% in fiscal 2018.

8. For GAAP purposes the potentially dilutive impact of options and shares associated with our stock-based compensation programs were excluded from the calculation of GAAP loss per share in certain periods ended September 30, 2018 and 2017 because they would have been anti-dilutive. For purposes of non-GAAP income per share the impact of dilutive options and shares has been included.

9. This table includes the following financial metric that is derived from Commvault’s GAAP recognized revenue:

Subscription and Utility Software and Related Support Services - The amounts included on this line include a) non-cancellable term-based, or subscription, licenses (inclusive of both recognized software and recognized maintenance and support revenues) that expire at the end of the contractual term; and b) “pay-as-you-go” utility arrangements based on product usage (inclusive of both recognized software and maintenance and support revenues) that are structured with no guaranteed minimums. The amount includes both Software and Products Revenue and Services Revenue.

Recurring Support and Services - The amounts included on this line consist primarily of maintenance and support revenues associated with the sale of perpetual software arrangements. This revenue is included in Services Revenue on Commvault’s Consolidated Statement of Operations.

Perpetual Software and Product Revenues - The amounts included on this line are primarily associated with the sale of perpetual software transactions. These revenues are included in Software and Products Revenue on Commvault’s Consolidated Statement of Operations.

Other Professional Services - The amounts included on this line are primarily revenues associated with Commvault’s installation and consultation services. These revenue are included in Services Revenue on Commvault’s Consolidated Statement of Operations.

Management believes that also reviewing these metrics, in addition to GAAP results, helps investors and financial analysts understand the repeatable nature of certain revenue amounts and trends as compared to prior periods.

Note that nearly all of Commvault’s software and product revenue is related to solutions that are run in the customer’s environment. Commvault currently does not have material revenue related to hosted, or software as a solution products. As a result, as required under ASC 606, substantially all of Commvault’s software and product revenue is recognized at a point in time, when it is delivered to the customer, and not ratably over the course of a contractual period. This is the case for both perpetual software licenses and subscription software licenses.

10. This table includes the Subscription and Utility Annual Contract Value (ACV) metric that is comprised of:

a. Subscription ACV - the annualized equivalent of the total contract value (both software and related support services) of all non-cancellable subscription agreements. Over the past six quarters, the weighted average contract length of subscription agreements has been approximately three years. The total contract value includes all active contracts at the end of each fiscal quarter.

b.   Utility ACV - “pay-as-you-go” utility arrangements based on product usage (inclusive of both software and related support services) that are structured with no guaranteed minimums. The amounts included in Utility ACV have been annualized based on the actual reported quarterly amount in the most recent fiscal quarter.

Management believes that reviewing this ACV metric, in addition to our GAAP results, helps investors and financial analysts understand the value of arrangements that may potentially result in future revenues. Commvault believes this metric normalizes the variations in contractual length among our subscription and utility transactions and will help investors and analysts to track Commvault’s transition to more potentially repeatable revenue streams.

11. Revenues on a constant currency basis are calculated using the average foreign exchange rates from a previous period and applying these rates to foreign-denominated revenues in the corresponding period of fiscal 2019. The difference between revenue calculated based on these foreign exchange rates and revenues calculated in accordance with GAAP is listed as Adjustment for currency impact in the table above.

12. In the first quarter of fiscal 2019 Commvault made a purchase of land adjacent to its global corporate headquarters. Due to the non-routine nature of this transaction, the amount has been adjusted from the calculation of non-GAAP free cash flow.